Moody National REIT II, Inc. 8-K

Exhibit 99.1

Moody National REIT II, Inc.

Announces Closing of Merger with Moody National REIT I, Inc.

(Houston, TX, September 28, 2017) – Moody National REIT II, Inc. (“REIT II”) announced today the closing of its merger (the “Merger”) with Moody National REIT I, Inc. (“REIT I”). As a result of the Merger, REIT II’s investment portfolio now consists of more than $450 million in assets, including select service hotels under the Marriott, Hilton, and Hyatt brands located in major metropolitan markets in the East Coast, West Coast, and Sunbelt regions. Austin, Seattle, and Nashville are examples of markets in which REIT II holds properties that target the business-oriented traveler.

The Merger was previously approved by REIT I’s stockholders, with over 96% of the votes cast being voted in favor of the Merger.

Brett Moody, CEO and Chairman of the REITs commented: “REIT I delivered income for its shareholders, paying an annual distribution of 8% for a span lasting approximately 6 years while maintaining the original invested capital and appreciating thereon. In expanding its portfolio, REIT II will also continue to focus on delivering income along with asset preservation and appreciation.”

About Moody National REIT II, Inc.

REIT II is a Maryland corporation that was formed to acquire select-service hotels in major markets across the United States. REIT II is sponsored by Moody National REIT Sponsor, LLC, an affiliate of the Moody National Companies, a full-service commercial real estate company that includes mortgage, development, management, realty, title and insurance divisions. Founded in 1996, Moody National Companies has managed over $2 billion in commercial real estate.

Forward-Looking Statements

Certain statements made in this press release are “forward-looking statements” (as defined in Section 21E of the Securities Exchange Act of 1934, as amended), which reflect the expectations of REIT II regarding future events. The forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements include, but are not limited to, REIT II’s plans, market and other expectations, objectives, intentions, as well as any expectations or projections with respect to REIT II, including regarding future dividends and market valuations, and other statements that are not historical facts.